EXHIBIT 99.2                OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                          January 15, 2004


Contact:      Ray Adams
              (503) 240-5223


                       OREGON STEEL MILLS, INC. ANNOUNCES
                           SETTLEMENT OF LABOR DISPUTE

Portland, Oregon, January 15, 2004/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) announced today a tentative agreement to settle ("Settlement") a six-year old labor dispute between the United Steel Workers of America ("Union") and the Company's majority-owned subsidiary Rocky Mountain Steel Mills ("RMSM"). The Settlement is conditioned on, among other things, (1) its approval by the Board of Directors of Oregon Steel Mills, Inc. and the shareholders of RMSM, (2) ratification of a new collective bargaining agreement being executed between RMSM and the Union, (3) approval of the Settlement by the National Labor Relations Board and the dismissal of cases pending before the Board related to the labor dispute and (4) various pending legal actions between Oregon Steel Mills and RMSM and the Union being dismissed.

The Settlement if approved will provide remedies for all outstanding unfair labor practices between RMSM and the Union and sets the stage for the ratification of a new five-year collective bargaining agreement. This global settlement includes such terms as the return of employees to their place within the bargaining unit and job categories while providing continuity in the current workforce, the creation of a labor dispute settlement trust to address back pay, and certain pension improvements.

Jim Declusin, Oregon Steel Mills President and CEO, stated, "This labor dispute lasted more than six years. After such a long period of time, there were no winners. Many have said that the Union entered negotiations in 1997 with a pre-determined intent to bring about a strike. Unfortunately, neither the Union nor RMSM foresaw at that time the severe consequences the strike would have on RMSM and its workforce. Today we have put the dispute behind us and look forward to working together with our workforce to face the challenges of our industry."

A key feature of the Settlement is the creation of a labor dispute settlement trust ("Trust") that will hold assets to be contributed by either Oregon Steel Mills or RMSM. Assets of the Trust will include:

[BULLET] four million shares of Oregon Steel Mills, Inc. common stock [BULLET] a cash contribution of $2,500 for each beneficiary of the trust, estimated to be in total $2.5 million.
[BULLET] beginning on the effective date of the Settlement, a ten year profit participation obligation consisting of 25% of RMSM operating income, as defined, not to exceed $3 million for years one through five and $4 million for years six through ten.

The beneficiaries of the Trust are those individuals who (1) as of October 3, 1997 were employees of RMSM and represented by the Union, (2) as of December 31, 1997 had not separated, as defined, from RMSM and (3) are entitled to an allocation as defined in the Trust.

Other key elements of the Settlement are:

[BULLET] Early Retirement with Immediate Enhanced Pension Benefit. RMSM will offer bargaining unit employees an early retirement opportunity based on seniority until a maximum of 200 employees have accepted the offer. The benefit will include immediate and unreduced pension benefits for all years of service (including the period of the labor dispute) and for each year of service prior to

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         March 3, 1993 (including service with predecessor companies) an additional monthly pension of $10.

[BULLET] Pension Credit for the Period of the Labor Dispute. RMSM employees who went on strike will be given pension credit for both eligibility and pension benefit determination purposes for the period beginning October 3, 1997 and ending on the latest of said employees actual return to work, termination of employment, retirement or death.

[BULLET] Pension Credit for Service with Predecessor Companies. For retirements after January 1, 2004, effective January 2, 2006 for each year of service prior to March 3, 1978 (including service with predecessor companies) RMSM will provide an additional monthly benefit to employees of $12.50. For retirements after January 1, 2006, effective January 2, 2008 for each year of service between March 3, 1978 and March 3, 1993 (including service with predecessor companies) RMSM will provide an additional monthly benefit of $12.50.

The Company expects to record a charge of approximately $32 million related to the Settlement, depending upon the price of the Oregon Steel Mills, Inc. common stock on the effective date of the Settlement.

The Settlement also includes Oregon Steel Mills, Inc.'s agreement to include a director designated by the Union on its Board of Directors, and to a broad based neutrality clause for certain Oregon Steel Mills facilities in the future.

The proposed new collective bargaining agreement includes wage increases of approximately 10% over five years. Its health insurance provisions are expected to help RMSM mitigate continued rising health care costs by providing for a plan more in line with industry standards. Retiree health care will continue to be provided through a set monthly reimbursement.

Rob Simon, RMSM Vice President and General Manager, stated, "We are pleased that after two years of negotiations, we have reached an agreement with the USWA that will allow for continuity in the RMSM workforce as well as the ability to continue to operate with major efficiencies implemented in the last six years. The agreement provides us with further opportunity to build a stronger more united workforce and we look forward to working together in developing better more innovative means of operating our facility in the future."

Declusin added, "Oregon Steel Mills' continued success depends on our ability to work together across all levels of the Company in a productive, cooperative and mutually respectful manner. I am committed to ensuring that across the Company everyone continues to be treated with dignity and respect. Only in that type of work environment can we foster the teamwork that helps surface ideas for ongoing improvements in safety, quality, cost and productivity, ensuring our viability going forward."

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.


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